UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  July 3, 2006
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
     On July 3, 2006, Alnylam Pharmaceuticals, Inc. (“Alnylam’) executed an Amended and Restated Research Collaboration and License Agreement (the “Amended License Agreement”) with Merck & Co., Inc. (“Merck”), which amends and restates the Research Collaboration and License Agreement, dated September 8, 2003, between Alnylam and Merck, as amended to date (the “Original License Agreement”). The collaboration between Alnylam and Merck is focused on developing RNAi therapeutics for targets associated with human diseases and, under the terms of the Amended Licensing Agreement, will focus on the nine targets that remained to be nominated by Merck under the terms of the Original License Agreement. These nine programs will be in addition to the existing program directed to the NOGO pathway on which Alnylam and Merck are already collaborating. Alnylam may select three of the nine additional programs as joint development programs, which Merck will co-fund and participate in from the outset. Under the Original License Agreement, the collaboration was structured such that co-funding by Merck would not begin until after the completion of defined pre-clinical work. The Amended License Agreement provides funding from Merck immediately for programs selected by Alnylam for co-development, and provides that, in the U.S., Alnylam will have the right to co-promote RNAi therapeutic products developed in these three co-development programs. Merck will assume primary responsibility for the remaining six programs and Alnylam is eligible to receive milestone payments and royalties on RNAi therapeutic products developed and commercialized by Merck in these six programs. Specifically, under the Amended License Agreement, the successful development and approval of three RNAi therapeutic products developed solely by Merck on a worldwide basis would be expected to result in milestone payments to Alnylam of over $120 million.
The initial term of the collaboration under the Amended License Agreement is five years from the date of the Original License Agreement and will continue until the date on which no product is being developed or commercialized under the agreement. Unless earlier terminated, the Amended License Agreement shall continue in effect until the expiration of all royalty obligations and profit-sharing obligations under the agreement. Either party may terminate the Amended License Agreement in the event that the other party breaches a material obligation under the Amended License Agreement and such breach has not been cured within ninety days after receipt of a notice requesting cure of the breach.
As further described below, in connection with entering into the Amended License Agreement, Alnylam and Merck have terminated their ocular disease alliance. The disclosure contained in Item 1.02 is incorporated herein by reference.
Item 1.02.  Termination of a Material Definitive Agreement
On July 3, 2006, Alnylam and Merck agreed to terminate their Collaboration and License Agreement, effective as of June 29, 2004 (the “Ocular Collaboration Agreement”), pursuant to which Alnylam and Merck were collaborating in the research, development and commercialization of RNAi products directed to certain targets, including but not limited to, vascular endothelial growth factor (“VEGF”). In connection with the termination of the Ocular Collaboration Agreement, and subject to certain royalty and other obligations, Alnylam has retained its rights to develop, manufacture and commercialize ophthalmic products directed to VEGF and Merck has granted Alnylam a license under certain of its technology solely to develop, manufacture and commercialize RNAi products directed to VEGF.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: July 10, 2006	By:	/s/ Patricia L. Allen
Patricia L. Allen
Vice President of Finance and Treasurer